Exhibit 10.8

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Master Services Agreement”) is entered into by and between Fiberstars, Inc., a California corporation (“Fiberstars”), and Advanced Lighting Technologies, Inc., an Ohio corporation and its Affiliates (“ADLT”).  Each of Fiberstars and ADLT is a “Party” and are “Parties” to this Master Services Agreement.

RECITALS

WHEREAS, Fiberstars is planning a public offering of shares of its capital stock (the “Offering”); and

WHEREAS, ADLT wishes to participate in the Offering as a selling shareholder, and to offer for sale all 406,649 shares of Fiberstars’ capital stock that are owned by ADLT (“ADLT Shares”), and Fiberstars is agreeable to such participation; and

WHEREAS, if the Offering is consummated, the Parties will have the capital necessary to enter into and consummate several additional agreements between them, including: agreements to provide research and development services for each other; agreements for the purchase and implementation of equipment which will be used to manufacture products that the Parties may wish to purchase from each other; a mutual supply agreement; and a cross-licensing agreement.

NOW, THEREFORE, contingent upon the consummation of the Offering and the sale of the ADLT Shares, and in consideration of the mutual representations, promises and covenants set forth herein, the Parties agree as follows:

1.             PURPOSE.

The purpose of the Agreement is to set forth the terms and conditions under which the Parties will provide the Services, and will deliver to and/or develop for the other, the tangible and intangible items (including Intellectual Property, reports, documents, software, products and Equipment) and other Deliverables, as further described in one or more ancillary agreements attached hereto as the “Exhibit(s)” or described under a Statement of Work (or SOW) or Purchase Order attached or made a part of such Exhibits, and all as further defined below.  The Exhibits, Purchase Order(s), Statement(s) of Work and such other documents attached to or referred to herein (the “Ancillary Document(s)”), together with this Master Services Agreement constitute the Parties’ entire agreement relating to its subject matter (collectively, the “Agreement”).

2.             SCOPE.

The Exhibits that are part of the Agreement as of the Commencement Date shall include each of the following:

(a)           ADLT Development Agreement, attached hereto as Exhibit A;

(b)           Cross License Agreement, attached hereto as Exhibit B;

(c)           Equipment Purchase and Supply Agreement, attached hereto as Exhibit C;

(d)           Fiberstars Development Agreement, attached hereto as Exhibit D; and

(e)           Mutual Supply Agreement, attached hereto as Exhibit E.

During the Term, the Parties may add one or more additional Exhibits or other Ancillary Documents to the Agreement and otherwise modify the Agreement by mutual written agreement.  If there is a conflict between the documents comprising the Agreement, the order of precedence and control shall be: (i) the Exhibits; (ii) this Master Services Agreement; (iii) Statement(s) of Work; (iv) Purchase Order(s); (v) Change Orders and other documents explicitly made a part of the Agreement.  For the purposes of clarity, where the Ancillary Documents are silent, this Master Services Agreement shall govern.  Notwithstanding any of the foregoing, if a document, including a Statement of Work, Purchase Order or Change Order, expressly states that one or more of its terms shall apply despite contrary language in the Exhibits or Master Services Agreement, then such term or terms of such document shall take precedence and control.  The Agreement cancels and supersedes all prior and contemporaneous oral and written communications between the Parties concerning the subject matter hereof, and prevails over any conflicting or additional terms contained in any such document or communication between the Parties relating to its subject matter.  Notwithstanding the foregoing, the Agreement does not cancel or supersede any existing license between the Parties for the use of any intellectual property.

3.             DEFINITIONS.

In addition to other terms defined in the Agreement, the following terms have the following meanings:

3.1           “AAA” is defined in Section 23.6.

3.2           “ADLT Shares” is defined in the recitals.

3.3           “Additional Charge(s)” is defined  in Section 8.2.

3.4           “Affiliate(s)” means any entity in which ADLT or Fiberstars directly or indirectly owns or controls at least fifty percent (50.0%) of such entity’s equity, profit interests or voting power.

3.5           “Agreement” is defined in Section 1.

3.6           “Acceptance” means the applicable Party’s written confirmation of its satisfactory testing, evaluation and/or inspection of Deliverables or Services pursuant to criteria set forth by the applicable Ancillary Documents, including the applicable Specifications and Statements of Work.

3.7           “Ancillary Document(s)” is defined in Section 1.

3.8           “Applicable Law(s)” means any and all applicable laws, statutes, regulations, rules, order and ordinances of any supranational, federal, state and local governing body.

3.9           “Background IP” is defined in Section 15.1.

3.10         “Change Order” means a change order document signed by authorized representatives of both Parties, which modifies a Statement of Work or the terms of any Purchase Order pursuant to Section 8.1 and 8.2 of this Master Services Agreement.  For the purposes of clarity, Change Orders excludes requests for cancellations under Section 8.3.

3.11         “Code” is defined in Section 19.

3.12         “Commencement Date” means the closing of the sale of the ADLT Shares after the effective date of the Offering.

3.13         “Confidential Information” means any and all data and information disclosed hereunder which is conspicuously marked with “Confidential,” or “Proprietary” or other similar legend, or which by its nature should reasonably be considered to be confidential, whether disclosed in writing or otherwise.  “Confidential Information” includes, without limitation, technical and business information relating to either Party’s products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, employee skills, customers, marketing, and production, future business plans and the terms of the Agreement (except as authorized under Section 23.10).

3.14         “Covered Party” and “Covering Party” are defined in Section 11.2(b).

3.15         “Custom Deliverable(s)” shall mean Deliverables that are not standard or normal to the Supplying Party’s product or service offering and which are specifically created, designed, developed or performed for or on behalf of the Purchasing Party (including whether as a work for hire or as a commissioned work) by the Supplying Party according to Specifications provided by the Purchasing Party, and for which the Supplying Party has no right to make or have made or sell or have sold except for and to the Purchasing Party.  Custom Deliverables shall include the Deliverables provided under the Fiberstars Development Agreement and ADLT Development Agreement.

3.16         “Deliverable(s)” means all of the applicable Equipment, Documentation, Services and any other products (including Products as defined under the Mutual Supply Agreement), goods, work products, milestones, technologies, original works, documents, information, things, designs, designations, discoveries, inventions, data whether in computer readable form or otherwise, methods, formulae, tools, computer programs (including source code and any other software or firmware) and any other items to be delivered by the Supplying Party to the other Party pursuant to the Agreement.

3.17         “Development Agreement(s)” is defined in Section 15.2(b).

3.18         “Documentation” means all documentation or reference materials relating to or describing Deliverables, whether currently existing or created in the future, and whether in written or electronic form, including without limitation any specifications, technical manuals, user manuals, training materials and consulting materials.

3.19         “EAR” is defined in Section 20.

3.20         “Equipment” means the equipment procured by a Party pursuant to the Equipment Purchase Agreement, attached hereto as Exhibit C.

3.21         “Exhibit(s)” is defined in Section 1.

3.22         “Force Majeure Event” is defined in Section 23.7(a).

3.23         “Including” and its derivatives (such as “include” and “includes”) means including without limitation.  This term is as defined, whether or not capitalized in the Agreement.

3.24         “Insolvent Party” is defined in Section 22.1.

3.25         “Intellectual Property” or (“IP”) means ideas, concepts, technical information, data, designs, drawings, specifications, tools, schematics, know-how, artwork, photographs, technology, modules, components, designs, utilities, subsets, objects, processes, tools, models, software programs (including, without limitation, source and object codes), manuals and other documentation, data, databases, processes, methods of production, manufacturing methods, trade secrets, and other related information and materials, and other works of authorship or creation, whether tangible or intangible, together with any Intellectual Property Rights relating thereto.

3.26         “Intellectual Property Right(s)” means all worldwide common law or statutory rights protected under (a) patents, patent applications, and patent rights; (b) rights associated with original works, authorship, moral rights, copyrights and all its exclusive rights; (c) rights relating to the protection of trade secrets and confidential information, (d) rights associated with designs, industrial designs, and semiconductor design; (e) rights analogous to those set forth above and any and all other industrial or intellectual property rights; and (f) registrations, divisionals, continuations, continuations-in-part, renewals, reissues, reexaminations, and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

3.27         “Invoice” means any invoice issued by the Supplying Party consistent with the provisions of the Agreement.

3.28         “IP Indemnitor” and “IP Indemnitee” is defined in Section 12.2.

3.29         “ITAR” is defined in Section 20.

3.30         “Item(s)” shall mean any material, article, part or other component provided as part of or incorporated into the Deliverable.

3.31         “Joint Intellectual Property” is defined in Section 15.2(a).

3.32         “Minimum Order Lead Time(s)” is defined in Section 6.2.

3.33         “Minimum Order Quantity” is defined in Section 6.2.

3.34         “Offering” is defined in the recitals.

3.35         “Order(s)” is defined in Section 6.1.

3.36         “Order Acknowledgement” is defined in Section 6.2.

3.37         “Other Party’s Materials” is defined in Section 17.

3.38         “Personnel” shall mean any person employed by or under the control of a Party under the Agreement, or under the control of a person or entity under the control of such Party, including without limitation an employee, agent, contractor, consultant, Subcontractor or employee of an agent, contractor, consultant or Subcontractor.

3.39         “Prohibited Foreign National(s)” is defined in Section 20.

3.40         “Purchase Order” means any purchase order issued by the Purchasing Party under an Exhibit with reference to and consistent with the Agreement requesting any Deliverables from the Supplying Party, and specifying the Deliverables’ type, quantity, purchase price, requested delivery dates and delivery location.

3.41         “Purchasing Party” means the Party (either Fiberstars or ADLT, as the case may be and as the context implies) receiving Deliverables or Services under the Agreement as may have been originally requested by it pursuant to an Ancillary Document.

3.42         “Residual Information” is defined in Section 14.3.

3.43         “Services” means any service, labor, engineering, programming, management, assignment, project, consulting, development, work and any other activity performed by a Supplying Party pursuant to a Statement of Work.

3.44         “Specifications” means the information and data that specify technical or functional requirements or describe the criteria for performance (as the case may be and as the context implies) and generally shall include the function, purpose, efficacy, capabilities, design, properties, requirements, processes, maintenance requirements, operational requirements, operating capacity and other technical and functional characteristics and/or measurements of the applicable Deliverable.

3.45         “Statement(s) of Work” or “SOW(s)” means a document or documents mutually accepted by the Parties, labeled “Statement of Work” that describes the Services, including as applicable, a description of Deliverables and such Deliverables’ Specifications that Supplying Party will provide to the Purchasing Party under the Agreement.

3.46         “Subcontractors” mean third parties retained by either Party to perform all or portions of the Services as permitted by the Agreement.

3.47         “Supplying Party” means the Party (either Fiberstars or ADLT, as the case may be and as the context implies) providing or delivering the Deliverables to the other Party as the Purchasing Party under the Agreement pursuant to an Ancillary Document.

3.48         “Term” is defined in Section 21.

3.49         “Termination for Default” is defined in Section 22.2.

3.50         “Terminating Party” is defined in Section 22.3.

4.             PRICING.

4.1           Prices.

Unless otherwise agreed to in writing, prices or fees shall be F.O.B. Solon, Ohio and shall be specified under the applicable Exhibits governing the particular Services or Deliverables to be provided under such Exhibits.  Also, unless otherwise agreed to in writing all prices and fees are inclusive of all expenses including, cost of labor, materials, travel and lodging of the Supplying Party’s Personnel (if applicable); provided, however, prices and fees are exclusive of any other shipping charges and insurance, as well as any and all state and local sales, use, excise or similar taxes, which, if applicable, are additional and will be separately stated on the invoices.  Notwithstanding the foregoing, in lieu of payment of specified taxes, each Party may provide the other with a tax exemption certificate acceptable to the relevant taxing authorities.

4.2           Payment.

All payments shall be made in U.S. dollars and shall be made at net 45 days after the Invoice date.  All Invoices and Purchase Orders regarding the Agreement must reference the Agreement.  All Invoices shall be provided in reasonable detail for each Party to audit Invoices against Purchase Orders, SOWs and Deliverables.  Any disputed Invoice will be settled pursuant to the procedures set forth Section 23.5 herein for dispute resolution.

5.             TERMS OF DELIVERY; DELIVERY DATES.

5.1           Risk of loss shall pass to the Purchasing Party upon delivery of the Deliverable, to the Purchase Party’s Personnel or common carrier, at the point of shipment.  Supplying Party shall be responsible for the administration of all custom and export clearances procedures but the Purchasing Party shall be responsible for any payments related thereto, including custom or excise taxes or duties.  If the applicable timetables for delivery and performance, are not already set for as part of an applicable Exhibit, timetables, schedules, or other delivery dates, shall be governed by this Section 5.

5.2           If a Purchase Order or SOW is received by the other Party with a requested delivery date allowing at least the Minimum Order Lead Time (as defined below), the Supplying Party shall deliver the Deliverable by the requested delivery date on the Purchase Order.  If the Purchase Order does not allow at least a Minimum Order Lead Time, the Supplying Party shall be obligated to deliver the Deliverables by the Minimum Order Lead Time, but not before, unless otherwise agreed to in writing by the Supplying Party.  Partial deliveries may be made without express prior consent by of the other Party.

5.3           The Parties agree that time is of the essence with respect to all provisions of the Agreement that specify a time for performance or delivery, including payment obligations.

6.             ORDERING PROCEDURES.

6.1           Unless otherwise specified under an Exhibit, from time to time, each of the Parties, as the Purchasing Party, may issue Purchase Orders or SOWs (collectively, “Order(s)”) to the Supplying Party for Deliverables or Services as part of this Agreement.  Any such Orders shall not be deemed accepted by the Supplying Party until accepted in writing.

6.2           Unless otherwise explicitly specified by an Exhibit, Orders requested by the Purchasing Party under the Agreement must be received by the other Party as the Supplying Party with reasonable prior notice to the requested delivery date (“Minimum Order Lead Time(s)”).  The Parties acknowledge and agree that the Minimum Order Lead Time shall be determined by mutual agreement of the Parties, and that the requested delivery date shall be mutually acceptable to both Parties.  All Minimum Order Lead Times shall be set forth in the applicable Orders.  In addition, the Parties agree that an Order may be subject to Minimum Order Quantities.  The “Minimum Order Quantity” is the quantity set forth in an agreed Purchase Order or Statement of Work as the minimum quantity or number of units of a product or Deliverable that must be included in an Order to secure the contracted pricing.  Upon reasonable request, each of the Parties as the Supplying Party will provide the other Party the Minimum Order Lead Times for each of applicable the Deliverables for forecasting purposes.  The Supplying Party will use commercially reasonable efforts to fulfill such Order and will send its acceptance or rejection of the Order (“Order Acknowledgement”), within seven (7)  days following receipt of the Order.  In case of rejection, the Supplying Party will provide the Purchasing Party in writing its reasons for rejecting such Order.  Upon such rejecting the Purchasing Party may amend its Order and resubmit such Order under the procedures set forth herein.  Unless otherwise specified by an Exhibit, neither Party (as a Supplying Party) shall be obligated to provide any Custom Deliverables by virtue of its receipt of an Order.

7.             INSPECTION; ACCEPTANCE.

The Party delivering the Deliverables under the Agreement as the Supplying Party shall notify the other Party as the Purchasing Party when the applicable Deliverable is ready for shipment.  Upon delivery of the Deliverables to the Purchasing Party’s designated location, the Purchasing Party shall have thirty (30) days to inspect and test the Deliverables.  During such inspection and testing of the Deliverables, if the Purchasing Party determines that a Deliverable does not function to Specifications or otherwise does not conform to its Specifications, the Purchasing Party shall provide an explanation of the nature and extent of the nonconformity to the Supplying Party in reasonable detail.  Thereafter, the Supplying Party shall have the option to (a) promptly correct any defect by repairing or replacing any defective Item(s) or (b) replace the Deliverables.  If the Purchasing Party receives no written notice pursuant to this Section within thirty (30) days of delivery of the Deliverable, Acceptance shall be deemed to have occurred.  An Acceptance shall not constitute a waiver or diminution of the Supplying Party’s warranty obligations.

8.             CHANGES; CANCELLATION.

8.1           Modifications; Change Orders:  Either Party (as the Purchasing Party) may request an Order originally issued by such Party be modified through the delivery of a Change Order to the other Party (as the Supplying Party).  The Change Order may include requests for the following changes: (a) substitute one model of Deliverable for another model, (b) include additional quantities of a Deliverable, or (c) reconfigure the Deliverable.  The Purchasing Party’s Change Order shall describe such requested modification in appropriate written detail.  Change Orders shall not be binding or effective until the Supplying Party provides its Acceptance of the Change Order.

8.2           Acceptance of Change Orders.  Within a reasonable period of time of receipt of a Change Order, the Party receiving such Change Order as the Supplying Party shall provide the Purchasing Party with a written response which shall describe the effect of the Change Order and, if appropriate, reasonably itemize any required additional expenses or increase in compensation, charges and/or other changes including changes to the delivery schedule that would be involved as a result of implementing such Change Order (“Additional Charges”).  If, after receipt of the response, the Purchasing Party desires to perform such Change Order, the Purchasing Party shall provide the Supplying Party with written confirmation thereof, upon which the Supplying Party may issue its Acceptance of the Change Order, as modified by the Additional Charges.

8.3           Cancellation.  Each of the Parties may as the Purchasing Party, without charge, cancel its Order upon written notice to the other Party at any time prior to the commencement of the performance of the applicable Services or prior to the Supplying Party’s reasonable procurement of materials or Items specifically needed to fulfill such Order.  After a Party commences performance of applicable Services or reasonably procures materials or Items specifically needed to fulfill an Order, the Purchasing Party may cancel such Order upon written notice to the other Party and, in that event, if the Supplying Party delivers all such materials or Items (including applicable Deliverables as then-completed) to the Purchasing Party then the Purchasing Party shall pay (a) the Supplying Party for Services rendered by Supplying Party prior to the termination date (as calculated on a pro rata basis based on completion of Deliverables and pursuant to amounts specified in such Order), and (b) the Supplying Party’s reasonable out-of-pocket expenses of its procurement of necessary materials to the reasonable extent the Supplying Party is unable to use such materials or Items for any other Order or for another customer.  All such costs and expenses will be set forth in written documentation and provided to the Purchasing Party, along with an Invoice, in accordance with the Agreement.

9.             USE OF SUBCONTRACTORS.

Unless otherwise stated in an Ancillary Document, each Party shall not delegate its obligations to Subcontractors in the performance of their obligations without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.   Notwithstanding any of the foregoing, (a) each Party shall remain fully and solely responsible and liable for proper performance of all its obligations under the Agreement, and (b) each Party shall ensure that its Subcontractors are informed of and agree in writing to comply with all applicable terms and conditions of the Agreement, including any obligations of confidentiality or assignment of Intellectual Property Rights.  Each Party shall have the right to require the Supplying Party’s Subcontractors execute any other appropriate documentation prior to any use of such Subcontractor in providing Services or Deliverables.

10.          SUPPORT AND MAINTENANCE SERVICES.

10.1         Third Party Warranty and Support. To the extent any warranties of the Supplying Party’s licensors, vendors, OEMs and suppliers may be passed on to the Purchasing Party from the Supplying Party with respect to applicable Deliverables and Services, the Supplying Party will do so.

10.2         Support and Maintenance Services.  In addition to each of the Parties’ warranty obligations, each of the Parties as a Supplying Party will provide at the other Party’s requests, reasonable service and support related to any nonconformity or defect or damage of the Deliverables provided hereunder to the other Party.

During the warranty period, if any, the Parties shall be required to support its Deliverables without charge pursuant to the Agreement.  After the warranty period, each of the Parties shall support the Deliverables in accordance with the maintenance terms and conditions (if any) specified in the applicable Exhibit for such Deliverable.

10.3         Product Changes.  Each of the Parties shall notify the other Party of any intended product change by specifying the change, the reason(s) therefor, Items affected and the known impacts to the form, fit or function of such Deliverable or changes that may affect the other Party’s use or such other Party’s customer’s or end user’s use of such Deliverables.  With respect to any product change significantly impacting health or safety, each Party shall notify the other Party within twenty-four (24) hours.  Any changes to Custom Deliverables are subject to the written approval of the other Party (as the Purchasing Party), which will not be unreasonably withheld.  Notwithstanding the foregoing, all Deliverables as changed must still substantially and materially comply with the Specifications, unless otherwise agreed in writing by the Purchasing Party.

11.          REPRESENTATIONS AND WARRANTIES.

11.1         General Warranties.  Each of the Parties represents and warrants that: (a) it has the right, power and authority to enter in to the Agreement and that it and its Personnel have the same to fully perform all of its obligations hereunder; (b) entering into, and fully performing all of its obligations under the Agreement does not and will not violate any agreement or obligation between it and any third party; and (c) to the best of its knowledge, it has obtained all necessary releases, consents, rights, licenses, representations, warranties and assignments prior to the commencement of the Services and the provision of Deliverables for the other Party.

11.2         Warranties on Deliverables and Services.

(a)       Except for Custom Deliverables and Services, each of the Parties as a Supplying Party represents and warrants that its Deliverables shall be free from defects in material and workmanship and shall conform to the applicable Specifications for twelve (12) months from the later of the date of shipment or the date of final Acceptance.  Each of the Parties as a Supplying Party represents and warrants that: (a) its Custom Deliverables shall be free from defects in material and workmanship and shall conform to the applicable Specifications for six (6) months from the later of the date of shipment or the date of final Acceptance; and (b) any and all Services will be performed in a timely, competent and professional manner by duly qualified and experienced Personnel possessing all relevant certifications, licenses and permits.

(b)       For breach of any representation or warranty in this Section 11.2 during the warranty period, the Party seeking remedy (“Covered Party”)

will promptly notify the Party providing the warranty (the “Covering Party”) in writing of any claimed defect or nonconformity and such Covering Party will respond within twenty four (24) hours.  If applicable or practical, upon request, the Covered Party will return the defective or nonconforming Deliverable for repair or replacement.  Repaired or replaced products will be warranted for the longer of (a) the remainder of the warranty period or (b) six (6) months.  The Covering Party agrees to notify the Covered Party in advance of, and obtain the Covered Party’s approval before incurring, any costs of repair, labor, parts and freight on Items not covered by the terms of the applicable warranty.

(c)       In case of Services, the Covering Party shall re-perform the Services to cure any breach while still meeting all applicable Specifications and other requirements of the Agreement.

(d)       This warranty is voidable to the extent that (i) Covered Party or its end user or customer does not reasonably comply with or use the Deliverables pursuant to the requirements and recommendations and tolerance levels, (ii)  reasonable examination by the Covering Party reveals that the Deliverables are not in breach or not defective or such nonconformity does not exist, (iii)  reasonable examination discloses to the Covering Party’s reasonable satisfaction that a defect or nonconformity in fact exists and was caused, in whole or in part, by events or conditions beyond Covering Party’s reasonable control or by any acts or omissions of the Covered Party, its end user or customer, including without limitation, negligence, misuse, neglect, improper installation, improper application, accident, unauthorized maintenance or repair, alteration by a person other than the Covering Party (or as authorized by the Covering Party), operating and/or environmental conditions which deviate from the applicable Specifications, or use of Items or services not supplied by or approved by the Covering Party.

(e)       THE WARRANTIES SET FORTH IN SECTION 11.2 ARE EXCLUSIVE OF ALL OTHER WARRANTIES WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF MANUFACTURER.  THE FOREGOING CONSTITUTES THE SOLE AND EXCLUSIVE REMEDY FOR DEFECTIVE OR NONCONFORMING DELIVERABLES, GOODS, MATERIALS, SPARE PARTS, SERVICE OR SOFTWARE.

12.          INDEMNITY

12.1         General Indemnity.  Each Party shall, at its sole cost, indemnify, hold harmless and defend the other Party (with counsel reasonably approved by the other Party), and its affiliates, shareholders, directors, officers, employees and agents from and against any loss, cost, liability or claim by any third party (including without limitation court costs and reasonable fees of attorneys and other professionals) arising out of or related to the negligent or intentional acts or omissions of such indemnifying Party and its Personnel.  The indemnifying Party’s obligations under this Section 12.1 are contingent upon (a) the indemnified Party giving prompt written notice to the indemnifying Party of any such claim, (b) the indemnified Party allowing the indemnifying Party to control the defense and any related settlement, and (c) the indemnified Party furnishing the indemnifying Party with all necessary information and reasonable assistance in the defense of any such claim.

12.2         IP Indemnity.  Except as provided in Section 12.3 with respect to Custom Deliverables, in addition to and without limitation of any other right or remedy available to the Parties, if any of the Deliverables, or the use or operation thereof, become, or are likely to become, the subject of a claim of Intellectual Property Rights infringement or misappropriation, then the Supplying Party responsible for providing such Deliverable (“IP Indemnitor”) shall at its expense indemnify the Purchasing Party receiving such Deliverable (“IP Indemnitee”) by either (a) promptly procuring the right for the IP Indemnitee to continue using the Deliverables on substantially the same terms as provided in the Agreement; or (b) replace or modify, as soon as reasonably practicable the Deliverables so that they become non-infringing (provided, however, that any replaced or modified Deliverables supplied by IP Indemnitor contain the same or equivalent functionality and performance as the infringing Deliverables).  Neither Party as IP Indemnitor shall be obligated to indemnify the other Party under this Section 12.2 to the extent that such third party claim results from: (i) the IP Indemnitor’s compliance with designs or specifications approved in writing by the IP Indemnitee; (ii) use by the IP Indemnitee of the Deliverables in combination with other products not supplied by or designated by the IP Indemnitor to the extent that such claim would not have occurred but for such combination; or (iii) the IP Indemnitee’s modifications of the Deliverables made without the express authorization of the IP Indemnitor; but, only to the extent that such claim would have been avoided but for such modifications.

12.3         IP Indemnity for Custom Deliverables.  In case of Custom Deliverables, the indemnity obligations shall be set forth in the applicable Ancillary Document to which the Custom Deliverables relate.

13.          TRAINING.

Upon request, each of the Parties as the Supplying Party will use reasonable efforts to provide training Services in support of the Deliverables.  Such training Services shall include instructors and instructional documentation suitable to train the Purchasing Party’s Personnel in the use of the Deliverables, at times, dates, and locations mutually agreed upon by the Parties.  The fees for such training Services, the description and any additional terms and conditions for such Services related to such training will be made pursuant to the applicable Ancillary Documents such as under a SOW or Purchase Order with reference to the applicable Exhibit to which such Services relate.  The fees for such training Services shall not be any greater than the then-current rate charged for time and materials of the Party supplying such training Services.

14.          CONFIDENTIAL INFORMATION.

14.1         Confidentiality Obligations.  The Party receiving the Confidential Information of the other Party shall, for a period of five (5) years following the last disclosure by the disclosing Party of Confidential Information hereunder, use all reasonable efforts to protect the confidentiality and secrecy of the disclosing Party’s Confidential Information disclosed hereunder and shall use all reasonable efforts to prevent any improper disclosure or use thereof by its Personnel, in the same manner and with the same degree of care (but in no event using less than a reasonable degree of care) as it uses in protecting its own information of a similar confidential nature.  Without limiting the generality of the foregoing, the receiving Party will provide the disclosing Party’s Confidential Information to only those Personnel of the receiving Party who have a need to know that Confidential Information for the purposes of the Agreement, and who have entered into written agreements with the receiving Party containing provisions protecting the disclosing Party’s Confidential Information that are consistent with the terms hereunder and that are at least as restrictive.  Each Party agrees to provide notice to the other promptly after learning of or having reason to suspect a breach of any of the obligations of confidentiality hereunder.  Each receiving Party acknowledges that any material violation by the receiving Party of the rights and obligations provided in this Section 14 may result in immediate and irreparable injury to the disclosing Party, and hereby agrees that the disclosing Party shall be entitled to immediate temporary, preliminary and permanent injunctive relief against any such continued violations upon adequate proof, as required by applicable law.  Each Party hereby submits itself to the personal jurisdiction of the courts of competent subject matter jurisdiction for purposes of entry of such injunctive relief.  The obligations of either Party to the Agreement with respect to the other’s Confidential Information also extend to any third party’s proprietary or confidential information disclosed in the course of dealings related to the Agreement.

14.2         Exclusions.  The confidentiality obligations of the Agreement shall not apply with respect to Confidential Information that: (a) was in the possession of, or was known by, the receiving Party prior to its receipt from the disclosing Party, without an obligation to maintain its confidentiality as evidenced by written documentation; (b) is or becomes generally known to the public without violation of the Agreement; (c) is obtained by the receiving Party without obligation of confidentiality from a third party that is under no obligation to keep such information confidential; (d) is independently developed by the receiving Party without any reference to or use of the disclosing Party’s Confidential Information as evidenced by written documentation; or (e) is required to be disclosed by applicable law; but, only to the extent of such disclosure requirement and provided that the receiving Party promptly provides the disclosing Party with reasonable opportunity to contest and/or limit such disclosure and to request a protective order or confidential treatment with respect to such Confidential Information.

14.3         Residual Information.  Notwithstanding anything in the Agreement, a Party receiving Confidential Information shall be free to use and disclose for any purpose the Residual Information acquired by such Party during the course of performance of the Agreement, including information relating generally to fiber optics.  “Residual Information” shall mean information or know-how in non-tangible form which is retained by Personnel of a Party who have had access to Confidential Information during the performance of the Agreement.  Nothing herein shall authorize a Party to infringe on any Intellectual Property Rights of the other Party.

15.          OWNERSHIP OF INVENTIONS AND DEVELOPMENT

15.1         Background Intellectual Property.  “Background IP” shall mean all Intellectual Property that a Party and/or its licensors owned or developed prior to the Commencement Date and/or from its engagement under the Agreement.  Each Party shall retain exclusive ownership of the Intellectual Property Rights of its Background IP.

15.2         General Intellectual Property Rights.

(a)           Unless stated otherwise in an Exhibit, all Intellectual Property discovered, made, conceived, reduced to practice or developed solely by the Personnel of the Supplying Party providing the Services or Deliverable under the Agreement shall be the sole and exclusive property of such Supplying Party and such Supplying Party shall own exclusively any and all Intellectual Property Rights associated therewith.  Unless stated otherwise in an Exhibit, all Intellectual Property discovered, made, conceived, reduced to practice or developed jointly by Fiberstars Personnel and ADLT Personnel in the performance of the Agreement (the “Joint Intellectual Property”) shall be the joint property of Fiberstars and ADLT and each shall own an undivided interest in any and all Intellectual Property Rights associated therewith.  Each agrees to, and hereby does, assign to the other Party an equal undivided interest in all Intellectual Property Rights in such Joint Intellectual Property.  Each Party further agrees to reasonably cooperate with the other Party with respect to providing information and preparing and filing any documents necessary, including patent applications, to secure such rights with respect to any such developed Joint Intellectual Property.  All expenses incurred in obtaining and maintaining such patents on Joint Intellectual Property Rights shall be borne by the Parties equally.  Notwithstanding the foregoing, a Party may, upon not less than thirty (30) days’ prior written notice, assign and transfer to the other Party, all of its ownership rights in and to any Joint Intellectual Property, and upon such assignment and transfer of Joint Intellectual Property shall not be obligated to share any expenses of obtaining or maintaining patent protection for such Joint Intellectual Property which are incurred more than thirty (30) days following such notice or such longer period as may be specified in such notice.

(b)           Notwithstanding any of the foregoing, the Parties acknowledge and agree that each as a Supplying Party shall be providing certain Services and Deliverables to the other Party under the ADLT Development Agreement and the Fiberstars Development Agreement (collectively, the “Development Agreement(s)”), under which certain of the Intellectual Property discovered, made, conceived, reduced to practice or developed by the Supplying Party’s Personnel under such Development Agreements, whether solely or jointly with the other Party’s Personnel, in the performance of such Development Agreements, shall be the sole and exclusive property of such other Party pursuant to the terms and conditions of the Development Agreements and not of the Supplying Party.

16.          INTELLECTUAL PROPERTY USE RIGHTS AND OBLIGATIONS.

16.1         Cross License.  The Parties have agreed to cross license certain rights with respect to Background IP and Developed IP, as reflected in more detail in Exhibit B.

16.2         Proprietary Marks.  Neither Party shall obscure, deface, hide or remove any proprietary notices or marks of the other on any Deliverables, unless otherwise agreed to in writing.

16.3         No Reverse Engineering.  Unless otherwise agreed to in writing or allowed under another Exhibit, the Parties agree that each shall not reproduce, reverse engineer or deconstruct any portion of the Deliverables.

17.          BAILMENT.

Each Party as the Supplying Party agrees and acknowledges that it will hold possession of all Deliverables whose title has passed to the other Party pursuant to the Agreement, or which the Supplying Party creates or develops, or has created or developed, for or on behalf of the other Party, and all materials paid for or procured by the other Party and as may be provided to the Supplying Party from time to time (collectively, the “Other Party’s Material(s)”) for the exclusive benefit of the other Party as a bailee under applicable commercial laws.  Each as the Supplying Party confirms that this bailment relationship shall remain in effect until the other Party has undisputed possession of all Other Party Materials, and the Supplying Party promptly shall deliver all Other Party Materials to the other Party upon such other Party’s request or any termination of the Agreement or applicable Exhibits.  In the event the Other Party’s Materials are located at a third party facility, the Supplying Party shall obtain such third party’s written acknowledgment of such bailment relationship.

18.          AUDIT RIGHTS.

18.1         Reciprocal Audit Rights.  Either Party (as the auditing Party) shall have the right during the Term and for two (2) years after any expiration or termination of the Agreement (whether in whole or in part), at its expense, to cause an independent chartered public accountant or certified public account to audit all books and records of the other Party (as the audited Party) for the purpose of verifying compliance with the financial commitments and undertakings specified by the Agreement for any twelve (12) month period; provided, however, no Party shall be able to exercise such audit rights hereunder unless the financial commitments and undertakings being audited during such twelve month period exceeds $1,000,000.00 in value.  Such audits shall occur during normal business hours on not less than five (5) days prior written notice.  In preparation for such audit, the audited Party shall make available all relevant records requested in the auditor’s notice of audit.  If such records are not available at the mutually agreed time, then the audited Party shall pay the auditor’s travel expenses and daily rates for the time involved in such delay.  The auditor shall be under a duty of confidentiality, and shall sign a mutually acceptable non-disclosure or confidentiality agreement.  Such agreement shall enable the auditor to disclose the existence and amount of any discrepancy.  The auditors shall have access to all corporate records that they may, in their reasonable discretion, deem necessary or relevant to the completion of their mission.  However, they may not make any copies of such information or retain information in non-aggregated form that would reveal the names of any Personnel, end users or customers, the price that any individual customer or end user paid for any Deliverables, or other competitive information, but they may retain such information in coded format that keys into the database supplied by a Party hereto.

18.2         Cost of Audit.  The Party initiating the audit (auditing Party) shall bear the costs of the audit, unless the results of the audit show that the other Party (as the audited Party) has overcharged the auditing Party by more than ten percent (10.0%) in any twelve (12) month period, in which case the audited Party shall reimburse the auditing Party for the full cost of the audit.  Any underpayment will be paid to the relevant Party upon written notification thereof as part of an Invoice pursuant to the procedures set forth in Section 4.2.

18.3         Disputed Audit Results.  If the audited Party shall disagree with the conclusions of the auditor then the audited Party shall have the right to appoint its own auditor to review the conclusions of the first audit.  If the two auditors are not able to agree within thirty (30) days after the delivery of the requested information to the audited Party’s own independent auditor, then the dispute shall be resolved pursuant to Sections 23.5 and 23.6 of this Master Services Agreement.

19.          RIGHTS UNDER BANKRUPTCY CODE.

Each as the Supplying Party acknowledges and agrees that: (i) the licenses and rights granted in the Agreement to the are licenses and rights to “intellectual property” within the definition of Section 101(35A) of the U.S. Bankruptcy Code (the “Code”); (ii) each as the Purchasing Party shall have such rights, pursuant to the Agreement, as a licensee as set forth in Section 365(n) of the Code; (iii) following an entry for an order for relief under the Code, the Supplying Party (as debtor in possession) or the bankruptcy trustee will not interfere with the rights of the Purchasing Party as provided in the Agreement; and (iv) if the Agreement is rejected whether by motion or by operation of law, then each as a Purchasing Party may elect under Section 365(n) of the Code to retain its rights and licenses pursuant to the Agreement.

20.          EXPORT CONTROL.

The Parties acknowledge and understand that the Deliverables may be subject to regulation by agencies of the U.S. Government, including the Department of State, Department of Commerce and the Bureau of Export Administration, which prohibit export or diversion of certain technical products, data or services (“controlled technologies”) to certain individuals or countries.  This prohibition includes providing or giving access to such controlled technologies (including without limitation such items that have been identified by the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”)).  The Parties acknowledge that providing controlled technologies to certain foreign nationals located in the United States may be deemed by the U.S. Government as equivalent to exporting that controlled technology to a foreign country, including embargoed or restricted countries (“Prohibited Foreign National(s)”).  The Parties shall comply with all export and re-export restrictions applicable to the Deliverables.  Each Party as the Purchasing Party shall obtain all necessary licenses to export, re-export, or import any information received from the Supplying Party as may be required under Applicable Laws.  Neither Party will, directly or indirectly, export or direct the Deliverables, any information provided by the other Party (including Confidential Information) under the Agreement, or any other items covered by the Agreement, or any products derived from such Deliverables, to any embargoed or restricted country identified in the U.S. export laws.  Each Party shall ensure that its Personnel are not included on any United States export exclusion lists and are not Prohibited Foreign Nationals.  Neither Party shall use the Deliverables, any information provided by the other Party under the Agreement, or any other items covered by the Agreement, or any products derived from such Deliverables, for nuclear, missile, or chemical or biological weaponry end uses.  Each will promptly notify the other Party if it learns of any violations of export laws related in any way to the Agreement.  Each Party may reasonably request from the other Party as the applicable Supplying Party executed documents to support government requirements for export or import licensing with regard to the Deliverables.  Each Party agrees to execute the same and to otherwise cooperate in any reasonable manner to facilitate the other Party as the Purchasing Party respective compliance with all applicable export and import requirements.

21.          TERM.

The term of the Agreement shall be for five (5) years commencing on the Commencement Date unless otherwise terminated as authorized pursuant to the Agreement.  Unless terminated by a Party by giving sixty (60) days written notice of non-renewal to the other Party prior to the end of the then current term, the Agreement shall be automatically renewed at the end of the initial five (5) year term and each subsequent term thereafter for an additional five (5) year period.  The initial five (5) year term and each subsequent renewed term are collectively, the “Term.”

22.          TERMINATION.

22.1         Termination for Cause.  If a Party to the Agreement: (i) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (ii) becomes the subject of any voluntary or involuntary proceeding in liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors or pursues any other remedy under any other Applicable Law relating to relief for debtors, then such Party (“Insolvent Party”) will promptly provide reasonable assurances, as may be requested from the other Party from time to time, that it as the Insolvent Party can and will perform its obligations under the Agreement.  If such assurances are not timely received or are not reasonably satisfactory to the Party requesting the assurances, then such non-Insolvent Party may terminate the Agreement.

22.2         Termination for Default.  Either Party may terminate the Agreement, without cost or liability, if the other Party fails, in any material respect, to perform its agreements, covenants, warranties or other obligations under the Agreement upon delivery of sixty (60) days’ prior written notice of such other Party’s failure or breach, describing in reasonable detail the nature and extent of the alleged failure or breach (“Termination for Default”); provided, however, the breaching Party may cure such Termination for Default by:

(a)           curing the breach or failure within sixty (60) days of notice of Termination for Default or such longer period as may be granted by the non-breaching Party; or

(b)           if it is not possible to cure the breach or failure within sixty (60) days, (i) developing and delivering to the non-breaching Party within thirty (30) days following notice of Termination for Default a complete written plan for curing the breach or failure, reasonably acceptable to the non-breaching Party; and (ii) proceeding to promptly and diligently correct the breach or failure to the reasonable satisfaction of the non-breaching Party within ninety (90) days following notice of Termination for Default.

22.3         Special Right of Termination.  If Fiberstars terminates the Equipment Purchase and Supply Agreement pursuant to the last sentence of Section 5.1 (a) of such agreement, either Party may terminate this Agreement immediately upon written notice to the other Party delivered within 10 business days of such termination by Fiberstars.

22.4         Rights and Obligations Upon Termination.  The Party possessing the right to terminate this Agreement pursuant to Sections 22.1, 22.2 or 22.3 (“Terminating Party”) may elect to terminate the Agreement, or any or all Exhibits.  If the

Terminating Party terminates some but not all Exhibits, then the terms of this Master Services Agreement and the applicable portions of Purchase Orders, Statements of Work and other Ancillary Documents associated with the continuing Exhibits shall remain fully effective solely for the purposes of fulfilling performance, and exercising rights, under such Exhibits, for the remaining term of such Exhibits.  Upon expiration or termination of the Agreement, each Party will immediately discontinue use of the other Party’s Confidential Information provided to it under the Agreement, except that each may retain any of the other Party’s applicable Confidential Information to the extent that they relate to any continuing Exhibits.  Within ten (10) days of such termination, each Party will destroy or deliver to the other Party all copies of materials containing such Confidential Information and certify such destruction or return in writing.

22.5         Survival.  Rights and obligations under the Agreement which by their nature should survive (such as obligations of confidentiality, warranties and indemnification) shall remain in effect after termination or expiration of the Agreement.  In addition, the following provisions of this Master Services Agreement shall survive any termination or expiration of the Agreement, together with any definitions or portions of Exhibits A through E necessary for their proper interpretation: Sections 3, 10, 11, 12, 14, 15, 16, 18, 19, 22.4, 22.5, 23.2 through 23.17.  No termination of the Agreement will relieve either Party from liability arising from any breach of the Agreement on or prior to the date of termination.

23.          MISCELLANEOUS PROVISIONS.

23.1         Assignment.  Neither Party shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other; provided that either Party may assign without the consent of the other upon the merger, consolidation or transfer of all or substantially all of the assets by such Party of the business to which the Agreement relates or to a controlling parent or to a subsidiary in which such Party owns a controlling interest.

23.2         Attorney’s Fees.  In any judicial proceeding or arbitration adjudicating a dispute relating to or arising out of the Agreement, the prevailing Party is entitled to recover all reasonable expenses associated with such proceeding (including without limitation reasonable costs and fees of attorneys or other professionals).

23.3         Compliance with Laws.  In the performance of the Agreement, the Parties shall at all times comply with all Applicable Laws.

23.4         Limitation of Liability; No Consequential Damages.

OTHER THAN LIABILITY UNDER SECTIONS 12, 14, 16.1 AND 16.2, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING IN

ANY WAY OUT OF OR IN CONNECTION WITH THE AGREEMENT, HOWEVER CAUSED (WHETHER ARISING UNDER A THEORY OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE), INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES.

23.5         Dispute.  If disagreements arise under the Agreement at the working level, the senior management executive officers of both Parties which shall have full immediate authority resolve such disagreements shall meet in person at a mutually agreeable location within sixty (30) days of receipt of notice of dispute from the other Party.

23.6         Arbitration.  In the event that the Parties are unable to resolve the dispute as provided in Section 23.5 above, then either Party may submit the dispute to arbitration in accordance with the rules of the American Arbitration Association (the “AAA”).  Such arbitration shall be conducted within the metropolitan area of Cuyahoga County, Ohio.  Each party shall bear its own expenses and one-half of the arbitrator’s fees, provided that the arbitrator shall be entitled, as part of the award, to allocate the costs of the arbitration, including attorneys’ fees, between the parties as the arbitrator sees fit.  The arbitrator shall prepare and circulate to the parties findings of fact and conclusions of law, and allow the parties a reasonable comment period, prior to issuance of the final arbitral award.  The award in any such arbitration shall be final, binding and conclusive, subject only to such rights of appeal as are provided for under the AAA rules.  When final, the award may be entered as a judgment in any court having jurisdiction.  Notwithstanding the foregoing, either party may seek injunctive relief from any federal or state court located the Cuyahoga County, Ohio having jurisdiction over the subject matter, and each Party hereby submits to the personal jurisdiction of such courts.

23.7         Force Majeure.

(a)         Neither Party shall be liable for a failure to perform any of its obligations under the Agreement, other than the payment of money, where such failure arises from circumstances beyond its reasonable control including, without limitation, strikes, lockouts, acts of God, acts of any government or instrumentality thereof, war, unavailability of raw materials or breakdown of equipment not attributable to the act or omission of the Party claiming force majeure, and any similar causes (not including change in business conditions or lack of economic feasibility), and without the fault or negligence of the Party that fails to perform (collectively, a “Force Majeure Event”).

(b)         No such failure shall be considered a breach of the Agreement, provided that the Party affected by such circumstances shall use best efforts to: (i)  promptly notify the other Party of their existence; (ii) minimize potential cost, loss or damage to the other Party due to such non-performance or failure; (iii) perform or continue all other duties and obligations unaffected by such Force Majeure; and (iv) resume and complete performance immediately upon the termination of the Force Majeure Event or as soon as the Force Majeure Event may be alleviated.  Whenever either Party is reasonably certain that such an event is likely to occur, as soon as practicable it shall notify in writing and consult with the other Party.  Provided the affected Party has given timely notice of the above delay, the Agreement schedule shall be extended for the number of calendar days equal to the delay.  If a Force Majeure Event shall continue cumulatively for more that sixty (60) days (whether or not continuously) during any 365-day period during the Term of the Agreement or any extensions thereof, either Party shall have the right to terminate the Agreement upon thirty (30) days prior written notice.

23.8         Governing Law.  The Agreement will be governed and construed in all respects by the laws of the State of Ohio, U.S.A. without regard to conflict of laws considerations.  Implementation, jurisdiction and venue of any mediation, arbitration, litigation or other dispute resolution modality between the Parties arising out of or relating to the Agreement, the Deliverables or the Services provided will lay exclusively within the boundaries of Cuyahoga County, Ohio, and Fiberstars and ADLT each expressly submits and consents in advance to such implementation, jurisdiction and venue.  The United Nations Convention on Contracts for the International Sale of Goods will not apply.

23.9         Notices; Consents.

(a)           All notices shall be in writing and shall be deemed given on the date of personal delivery; the date of confirmed telex or fax; or, if given by mail, three business days after the date deposited in the United States malls, postage prepaid, registered or certified, with return receipt requested.  Any form of confirmed actual delivery is sufficient and shall in no event be deemed given later than written confirmation thereof.  Notices shall be addressed to ADLT and Fiberstars at their respective addresses appearing in the signature block of the Agreement, but each Party may change its address by written notice.

(b)           Each of the Parties agree to use their best efforts in providing the other Party with timely responses where its consent is required under the Agreement.

23.10       Public Disclosures.  Neither Party shall use any trademarks, service marks, visual product representations, trade names, logos or other commercial or product designations of the other.  Unless required in performance or exercise of rights under the Agreement, or disclosure is required under applicable securities laws, neither Party will disclose to any third party the existence of the Agreement or its relationship with the other, without the other Party’s express prior written consent.  In particular, neither Party shall identify or make reference to the other in any advertising or other promotional modality regardless of its form without explicit prior written consent.  Notwithstanding anything herein to the contrary, ADLT acknowledges that Fiberstars will, in connection with the Offering, describe and disclose the Agreement and the transactions contemplated under the Agreement (including disclosures made as part of the registration statement related to the Offering), and ADLT hereby consents to accurate disclosure in connection with the offering.  In addition, either or both Parties may be obligated to describe and disclose the Agreement and the related transactions in other filings made pursuant to the Securities Exchange Act of 1934 and the Securities Act of 1933, each as amended (as well as pursuant to applicable state “blue sky” laws, and each party hereby consents to the accurate disclosure thereof.

23.11       Relationship of the Parties.  The Agreement is not to be construed as creating an agency, partnership, joint venture or any other form of legal association between the Parties.

23.12       Severability.  If any provision of the Agreement, or the application thereof, shall for any reason and to any extent be determined by an arbitrator or court of competent jurisdiction to be invalid or unenforceable under Applicable Law, the remaining provisions of the Agreement shall remain in effect and be interpreted so as best to reasonably effectuate the intent of the Parties.

23.13       Solicitation.  During the term of the Agreement neither Party shall solicit for employment purposes Personnel of the other Party without the other Party’s written consent.

23.14       Successors.  The rights and liabilities of the Parties under the Agreement shall bind and inure to the benefit of the Parties’ respective successors and permitted assignees.

23.15       Waiver.  The failure of either Party to the Agreement to object to or to take affirmative action with respect to any conduct of the other Party that is in violation of the terms of the Agreement shall not be construed as a waiver thereof, or as a waiver of any future breach or subsequent wrongful conduct.  The Parties have had an opportunity to consult their respective attorneys with respect to the Agreement.

23.16       Interpretation.  Accordingly, the language of the Agreement shall not be construed for or against either Party.  The section headings contained in the Agreement are for convenience of reference only and shall not be considered as substantive parts of the Agreement.  The use of the singular or plural form shall include the other form.

23.17       Counterparts.  The Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  If the Agreement is executed in counterparts, no signatory shall be bound until both Parties named below have duly executed or caused to be duly executed a counterpart.

IN WITNESS WHEREOF, the Parties have caused the Agreement to be executed by their duly authorized representatives as of the dates adjacent to each of their signatures.

ADVANCED LIGHTING
FIBERSTARS, INC.		TECHNOLOGIES, INC.

By:	/s/ John M. Davenport	By:	/s/ Wayne Vespoli
	[signature]		[signature]

Name:	John M. Davenport	Name:	Wayne Vespoli

Title:	CEO	Title:	EVP

Date:	September 19, 2005	Date:	September 19, 2005

Address:	Fiberstars, Inc.	Address:	Advanced Lighting Technologies, Inc.
	32000 Aurora Road		32000 Aurora Road
	Solon, OH 44139		Solon, OH 44139
	Attention: John M. Davenport,		Attention: Wayne J. Vespoli
	Chief Executive Officer		Fax: (440) 519 0503
Fax: 440 519-1038